Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Marina Biotech, Inc. and subsidiaries (collectively the “Company”) of our report dated March 31, 2016 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Marina Biotech, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K as of and for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Squar Milner LLP
Los Angeles, California
January 4, 2018